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                                                                  Exhibit 3 (ii)

Bylaws of the Company, filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1993, are incorporated herein by this reference. The following is added as an amendment:

The following amendment to the Bylaws of Shop at Home, Inc., was adopted by the Board of Directors on February 23, 1998:

Add a new Article VII shall be added thereto, reading as follows:

                                   ARTICLE VII
                        Affiliated and Other Transactions

         7.1 Independent Directors. The Board of Directors shall at all times have at least two (2) members who are Independent Directors. An "Independent Director" is a member of the Board of Directors who (i) is not an officer or employee of the Company, its subsidiaries, or their Affiliates or Associates, and has not been such an officer or employee within the last two years, (ii) is not a Promoter of the Company, (iii) does not legally or beneficially own, directly or indirectly, five percent or more of any class of the Company's equity securities, and (iv) is not an Affiliate or Associate of any of the preceding persons. An "Affiliate" is a person who, directly or indirectly, controls, is controlled by, or is under common control with the person specified. An "Associate" is used to indicate a relationship with another person, and includes (i) corporations or legal entities, other than the Company, of which a person is an officer, director, partner, or a direct or indirect, legal or beneficial owner of five percent or more of any class of equity securities, (ii) trusts or estates in which a person has a substantial beneficial interest or serves as trustee or in a similar capacity, or (iii) a person's spouse and relatives, by blood or marriage, if the person is a Promoter of the Company, its subsidiaries, or their Affiliates. A "Promoter" is a person who (i) alone or together with other persons, directly or indirectly, took the initiative in founding or organizing the Company or controls the Company, or
(ii) directly or indirectly, receives as consideration for services and/or property rendered, five percent or more of any class of the Company's equity securities or five percent or more of the proceeds from the sale of any class of the Company's equity securities.

         7.2 Transactions with Affiliates. All material transactions with Affiliates or Promoters of the Company, and all loans by the Company to any of its Affiliates or Promoters, shall be on terms which are as favorable to the Company as those generally available from unaffiliated third parties and each such transaction must be ratified by a majority of the Company's Independent Directors who do not have an interest in the transaction and who had access, at the Company's expense, to the Company's or independent legal counsel. No such transaction shall be entered into when there are less than two disinterested Independent Directors. These provisions with regard to loans shall not be applicable to advances to officers, directors and employees for travel, business expense, and similar ordinary operation expenditures. Loans made to officers, directors and employees for the purchase of the Company's securities, or for relocation of officers, directors and employees, shall be permissible if approved by a majority of the Company's Independent Directors who do not have an interest in the transaction and who had access, at the Company's expense, to the Company's or independent legal counsel.

         7.3 Issuance of Preferred Stock. The Company shall not issue shares of Preferred


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Stock, without a vote of the holders of its Common Stock, unless: (i) the
Company does not issue such shares or Preferred Stock to Promoters or Affiliates of the Company except on the same terms as such shares are offered to all other existing shareholders or to new shareholders, or (ii) the issuance of the Preferred Stock is approved by a majority of the Company's Independent Directors who do not have an interest in the transaction and who had access, at the Company's expense, to the Company's or independent legal counsel.

         7.4 Issuance of Options and Warrants. The Company shall not issue any options or warrants, which are not qualified under the provisions of Section 422 of the Internal Revenue Code, to any person for the purchase of Common Stock unless the exercise price is equal to or greater than 85% of the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of the grant of such options and warrants. The Board of Directors may employee an independent appraiser to determine the fair market value, if deemed advisable by the Board.